Exhibit 99

[LOGO]                                                              News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214

                                        For further information, please contact:
                                                               Mark E. Tryniski,
                                                         Chief Financial Officer
                                                          Office: (315) 445-7378
                                                             Fax: (315) 445-7347

                COMMUNITY BANK SYSTEM SECOND QUARTER EPS RISES 7%

            Net Interest Margin Increases; Non-Interest Income Up 22%

      Syracuse, N.Y. - July 17, 2003 - Community Bank System, Inc. (NYSE: CBU), a bank holding company with $3.4 billion in assets, has announced that diluted earnings per share for the second quarter were $0.75, up 7.1% from the prior year's level of $0.70 and equal to first quarter 2003 results. Diluted earnings per share for the six months ended June 30, 2003 of $1.50 represent a 10.3% increase over 2002 results for the same period of $1.36.

Operating Results

Net income for the second quarter was $10.0 million, an increase of 8.2% over the $9.3 million reported in 2002. For the six months ended June 30, 2003, net income increased 12.1% from $17.8 million to $20.0 million in 2002. Increased earnings resulted from improved net interest margins as well as significant increases in non-interest income.

Net interest income for the quarter of $32.1 million was up 2.1% over 2002's level of $31.4 million, and down nominally from $32.5 million in the first quarter of 2003. The increase in 2003 reflects an improvement in net interest margin, partially offset by a decline in net average earning assets due to the planned reduction of certain investment securities and borrowings as previously announced. Net interest margins for the quarter remained strong at 4.75%, increasing from 4.54% for the comparative 2002 quarter and down only five basis points from 4.80% in the first quarter of 2003. While the total earning asset yield of 6.76% for this quarter is down 39 basis points from 7.15% for the 2002 quarter, that decline was more than offset by a 56 basis point reduction in the total cost of funds from 2.58% to 2.02%. Year-to-date net interest margin of 4.77% compares to 4.53% for six month period of 2002.

Sanford A. Belden, President and Chief Executive, stated, "Our continued earnings improvement in the second quarter reflects the consistent strength of our net interest margins and a 22% increase in non-interest income, despite continued softness in our financial services business caused by adverse market conditions. Along with achieving strong operating results during the second quarter, we continued to take strategic steps to increase shareholder value. The acquisition of Grange National Banc Corp. will enhance our Pennsylvania banking franchise, while the addition of the PricewaterhouseCoopers Upstate New York Global Human Resources Solutions consulting group will enhance our strong retirement plan administration and consultant services business, which has achieved significant organic growth recently."

Loan loss provision for the second quarter of 2003 was $2.7 million, down from $3.4 million in the same quarter of 2002 and the first quarter of 2003. For the six months ended June 2003, loan loss provision of $6.1 million compares to $4.9 million for the same period of 2002. The increase in 2003 principally reflects specific provisioning in the first quarter related to four non-performing commercial credits.

Non-interest income (excluding security gains and losses) increased 22% this quarter, from $7.6 million in 2002 to $9.2 million in 2003. For the six-month period, non-interest income increased 19.2% from $15.3 million in 2002 to $18.2 million in 2003. These increases are attributable principally to the introduction of a particular new deposit services product late in the fourth quarter of 2002, which accounts for approximately $1.8 million of the quarterly increase and $3.3 million of the six month increase. Also contributing to this improvement are increases from 2002 to 2003 in mortgage banking revenues of $.2 million and $.8 million for the quarterly and six-month periods, respectively. Revenues from financial services were unfavorably impacted by the difficult investment environment experienced in part of this quarter and declined from $3.6 million in the second quarter of 2002 to $3.1 million in 2003. Year-to-date financial services income of $6.2 million compares to $7.2 million for the same 2002 period. Declines in investment management and broker-dealer activities were offset by continued revenue growth in the benefit plan administration business, which has increased 36% from second quarter 2002 to 2003 ($1.1 million to $1.5 million) and 29% for the six-month period 2002 to 2003 ($2.2 million to $2.8 million).

Operating expenses for the second quarter increased from $24.1 million in 2002 to $25.4 million in 2003, or 5.6%, resulting in an efficiency ratio (excluding intangible amortization and security gain/loss) of 54.6% for 2003 and 53.5% for 2002. Year-to-date, the company's efficiency ratio improved from 54.6% in 2002 to 53.5% in 2003 due to operating expense increases of only 2.8% and higher levels of interest income and non-interest income.

The company's effective tax rate declined to 25% for the six-month period ended June 30, 2003 compared to 27% for the same period of 2002, due principally to an increased level of average tax-exempt securities.

Financial Position

End-of-period earning assets for the second quarter declined $94 million to $2.94 billion from $3.03 billion in second quarter 2002, consisting of an increase in total loans of $107 million, or 6.1%, and a decrease of investment securities (excluding market value adjustments) of $200 million, or 15.6%. Outstanding borrowings decreased $153 million, from $550 million at June 30, 2002 to $397 million at June 30, 2003. The decreases in both investment securities and borrowings reflect the company's deleveraging strategy initiated in mid-2002 as a result of unfavorable investment market conditions. Deposits increased 1.1%, from $2.51 billion in second quarter 2002 to $2.54 billion for 2003.

The increase in total loans of $107 million was driven principally by residential real estate activity, which accounted for $81 million of the increase and a 17% increase in consumer mortgage loans outstanding. This increase excludes approximately $61 million of longer-term loans originated and sold in the secondary market, $52 million of which occurred in the first and second quarters of 2003. The remainder of the increase represents consumer indirect loans of $37 million (14%) and business loans of $7 million (1%), offset by a decrease in consumer direct of $18 million (5%). Year-to date, total loans have grown $51 million, or 3%, including consumer mortgage loans of $36 million (7%), business loans of $8 million (1%), consumer indirect loans of $18 million (6%), and a reduction in consumer direct loans of $11 million (3%).

The allowance for loan losses at June 30, 2003 of $27.4 million is up from $23.9 million at June 30, 2002 largely as a result of increased provisioning related to commercial credits. The ratio of allowance for loan losses to total loans of 1.48% compares to 1.34% at June 30, 2002 and 1.46% at December 31, 2002.
Year-to-date net charge-offs for 2003 of $5.0 million are comparable to the $4.9 million reported for the same 2002 period. Non-performing loans of $15.1 million at June 30, 2003 are up from $11.2 million at June 30, 2002 as a result of the same credits discussed above, however, have declined $.7 million from March 31, 2003's level of $15.8 million. The ratio of non-performing loans to total loans of .81% at June 30, 2003 remains higher than management's target range, but is below the .87% reported at March 31, 2003 and well below the company's most recent peer ratio of .95% (BHCPR, March 2003). Total delinquent loans (>30 days plus non-accrual) have also experienced an improving trend, declining from 1.88% at December 31, 2002, to 1.85% at March 31 2003 and 1.79% at June 30, 2003.

Mr. Belden further stated, "The benefits of our deleveraging strategy have been validated by the ongoing strength of our earnings and net interest margins. We continue, however, to monitor opportunities to further enhance earnings through capital market investment transactions that are consistent with our overall asset/liability management objectives. Real estate lending remains robust, as reflected in increased year-to-date originations of $187 million in 2003 from $104 million in 2002. Total loan growth has been moderated by low, single-digit growth rates in business and consumer lending, which we expect to continue through the remainder of 2003. We are very pleased with the improvement in credit quality this quarter - - non-performing loans declined slightly, and delinquencies have shown improvement in each of the past two quarters. We continue to be effective and focused in managing credit quality, particularly with respect to certain peer measures and a challenging economic environment."

Other Matters

On June 9, 2003, the Company announced that its Board of Directors had authorized a stock repurchase program to acquire up to 700,000 common shares, or approximately 5.4% of total outstanding shares, over the course of the ensuing twelve months. As of July 17, 2003, 40,300 shares had been repurchased at an aggregate cost of $1.51 million and an average price per share of $37.58.

On June 9, 2003, the company announced an agreement to acquire all of the outstanding stock of Grange National Banc Corp., a $280-million-asset national bank based in Tunkhannock, Pa. The transaction is expected to be accretive to earnings within the first 12 months based on anticipated cost reductions, modest revenue enhancements, and the stock repurchase program. Grange's 12 branches will operate as part of First Liberty Bank & Trust, a division of Community Bank, N.A. Thomas A. McCullough, current President and Chief Executive Officer of Grange, will become President of Pennsylvania Banking and manage all of the Company's banking business in Northeastern Pennsylvania, including the 13 current First Liberty Bank & Trust branches. The acquisition is expected to close during the fourth quarter of 2003, pending approval by Grange shareholders and customary regulatory approval.

On June 9, 2003, the company announced an agreement to acquire PricewaterhouseCoopers' (PwC) Upstate New York Global Human Resources Solutions consulting group. This practice is a leading provider of retirement and employee benefits consulting services throughout Upstate New York, and will be complementary to Benefit Plans Administrative Services, Inc. (BPA), the company's defined contribution plan administration subsidiary. Following the acquisition, which is expected to close July 31, 2003, BPA will employ over 70 professionals and provide retirement plan administration and consulting services to more than 700 clients.

Belden went on to say, "Both of these transactions are consistent with our objective of enhancing shareholder value through strategic, high-quality acquisitions. Grange has been a high-performing bank in its marketplace for many years, with a peer-leading track record of earnings growth, loan generation and consistently superior asset quality. We are particularly pleased that Tom McCullough, with 35 years of banking experience, will be joining our senior management team to take responsibility for all our Pennsylvania banking business. The acquired PwC consulting group brings to BPA a well-known reputation for superior service capabilities and a strong client base that will approximately double the revenue of this business. Importantly, the complementary nature of the service offerings of BPA and PwC will provide substantial opportunities for enhanced revenue generation."

Updated Earnings Guidance

The company's present expectations for full-year 2003 diluted earnings per share (excluding the effect of the share repurchase program and acquisitions described above) remain consistent with the guidance previously reported and the current earnings estimates of the four analysts that cover CBU, which range from $2.95 to $3.00 per share.

Mark Tryniski, Executive Vice President and Chief Financial Officer, stated, "We have managed our balance sheet prudently and expect net interest margins to remain strong throughout the second half of 2003; full year 2003 net interest margin should exceed that reported in 2002. We expect asset quality and loss provisioning to remain stable based on improving delinquency trends over the past two quarters and diligent management of existing non-performing assets. Total non-interest income should exceed that reported in the first half of 2003, benefited by increasing revenue growth of BPA and improved financial services revenues that may result from continuation of the recent strength in the investment markets. Recurring operating expenses for the second half of 2003 should be comparable with those reported for the first half of the year."

Mr. Tryniski concluded, "We continue to expect an outstanding year of financial performance for the company, including consummation in the third and fourth quarters of the announced acquisitions that will further strengthen the earnings opportunities of both our banking and financial services businesses as we move toward 2004."

Conference Call Scheduled

A conference call will be held with company management at 10:00 a.m. (ET) on Friday, July 18, to discuss the above results at 1-866-453-8880 (access code 6439208). An audio recording will be available one hour after the call until September 26, and may be accessed at 1-866-453-6660 (access code 137057). Investors may also listen to the call live via the Internet over PR Newswire, at:

          http://www.firstcallevents.com/service/ajwz384295572gf12.html

The call will be archived on this site for 90 days and may be accessed at any time at no cost. This earnings release, including supporting financial tables, is available within the "Press Release" section of the company's website at www.communitybankna.com.

      Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. with $3.4 billion in assets. Its wholly-owned banking subsidiary, Community Bank, N.A. (http://www.communitybankna.com), is the third largest community banking franchise headquartered in Upstate New York, having 116 customer facilities and 85 ATMs stretching diagonally from Northern New York to the Southern Tier, west to Lake Erie, and in Northeastern Pennsylvania. Other subsidiaries within the CBU family are Elias Asset Management, Inc., an investment management firm based in Williamsville, N.Y.; Benefit Plans Administrative Services, Inc. (BPA), a pension administration and consulting firm located in Utica, N.Y., serving sponsors of defined benefit and defined contribution plans; and Community Investment Services, Inc. (CISI), a broker-dealer delivering financial products, including mutual funds, annuities, individual stocks and bonds, and long-term health care and other selected insurance products, from various locations within Community Bank's branch system and from offices in Jamestown and Lockport, N.Y.

                                  * * * * * * *

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

Community Bank System, Inc.
Summary of Financial Data
(Dollars in thousands, except per share data)

                                                                   Jun 30,      Jun 30,      Change     Change
                                                                    2003         2002        Amount    Percent
                                                                    ----         ----        ------    -------
Quarterly
Net interest income                                               $ 32,102      $31,437     $   665       2.1%
Loan loss provision                                                  2,673        3,384        (711)    -21.0%
  Net interest income after provision for loan losses               29,429       28,053       1,376       4.9%
Financial services non-interest income                               3,104        3,550        (446)    -12.6%
Banking services non-interest income                                 6,094        4,017       2,077      51.7%
  Total non-interest income before security gains & debt ext         9,198        7,567       1,631      21.6%
Security gains & debt ext                                                0        1,144      (1,144)      0.0%
  Total non-interest income                                          9,198        8,711         487       5.6%
Financial services operating expenses                                2,854        2,645         209       7.9%
Banking services operating expenses                                 21,320       19,821       1,499       7.6%
Intangible amortization                                              1,251        1,504        (253)    -16.8%
  Total recurring operating expenses                                25,425       23,970       1,455       6.1%
Acquisition expenses                                                     5          108        (103)    -95.4%
  Total operating expenses                                          25,430       24,078       1,352       5.6%
Income before taxes                                                 13,197       12,686         511       4.0%
Income tax                                                           3,165        3,416        (251)     -7.3%
Net income                                                        $ 10,032      $ 9,270     $   762       8.2%
Basic earnings per share                                          $   0.77      $  0.71     $  0.06       8.5%
Diluted earnings per share                                        $   0.75      $  0.70     $  0.05       7.1%

Year to Date
Net interest income                                               $ 64,586      $61,605     $ 2,981       4.8%
Loan loss provision                                                  6,073        4,902       1,171      23.9%
  Net interest income after provision for loan losses               58,513       56,703       1,810       3.2%
Financial services non-interest income                               6,192        7,193      (1,001)    -13.9%
Banking services non-interest income                                12,046        8,109       3,937      48.6%
  Total non-interest income before security gains & debt ext        18,238       15,302       2,936      19.2%
Security gains & debt ext                                              (45)       1,144      (1,189)   -103.9%
  Total non-interest income                                         18,193       16,446       1,747      10.6%
Financial services operating expenses                                5,435        5,370          65       1.2%
Banking services operating expenses                                 42,095       39,613       2,482       6.3%
Intangible amortization                                              2,532        3,044        (512)    -16.8%
  Total recurring operating expenses                                50,062       48,027       2,035       4.2%
Acquisition expenses                                                     5          700        (695)    -99.3%
  Total operating expenses                                          50,067       48,727       1,340       2.8%
Income before taxes                                                 26,639       24,422       2,217       9.1%
Income tax                                                           6,660        6,594          66       1.0%
Net income                                                        $ 19,979      $17,828     $ 2,151      12.1%
Basic earnings per share                                          $   1.53      $  1.38     $  0.15      10.9%
Diluted earnings per share                                        $   1.50      $  1.36     $  0.14      10.3%

Community Bank System, Inc.
Summary of Financial Data
(Dollars in thousands, except per share data)

                                                                          2003                                2002
                                                                 2nd Qtr       1st Qtr         4th Qtr       3rd Qtr       2nd Qtr
                                                                 -------       -------         -------       -------       -------
Earnings
Net interest income                                            $   32,102    $    32,484     $   33,847    $   32,397    $   31,437
Loan loss provision                                                 2,673          3,400          5,041         2,278         3,384
  Net interest income after provision for loan losses              29,429         29,084         28,806        30,119        28,053
Financial services non-interest income                              3,104          3,090          2,843         3,689         3,550
Banking services non-interest income                                6,094          5,952          4,910         4,183         4,017
  Total non-interest income before security gains & debt ext        9,198          9,042          7,753         7,872         7,567
Security gains & debt ext                                               0            (45)           313           216         1,144
  Total non-interest income                                         9,198          8,997          8,066         8,088         8,711
Financial services operating expenses                               2,854          2,581          2,610         2,500         2,645
Banking services operating expenses                                21,320         20,775         20,105        18,972        19,821
Intangible amortization                                             1,251          1,281          1,312         1,597         1,504
  Total recurring operating expenses                               25,425         24,637         24,027        23,069        23,970
Acquisition expenses                                                    5              0              0             0           108
  Total operating expenses                                         25,430         24,637         24,027        23,069        24,078
Income before taxes                                                13,197         13,444         12,845        15,138        12,686
Income tax                                                          3,165          3,495          3,206         4,087         3,416
Net income                                                     $   10,032    $     9,949     $    9,639    $   11,051    $    9,270
Basic earnings per share                                       $     0.77    $      0.76     $     0.74    $     0.85    $     0.71
Diluted earnings per share                                     $     0.75    $      0.75     $     0.73    $     0.84    $     0.70
Profitability
Return on assets                                                     1.20%          1.19%          1.11%         1.28%         1.10%
Return on equity                                                    11.74%         12.25%         11.91%        14.56%        13.21%
Net interest margin (FTE)                                            4.75%          4.80%          4.83%         4.61%         4.54%
Non interest income/operating income (FTE)                           20.8%          20.3%          17.3%         18.1%         18.0%
  (excluding net security gains)
Efficiency ratio (1)                                                 54.6%          52.5%          50.6%         49.4%         53.5%
Components of Net Interest Margin (FTE)
Loan yield                                                           6.81%          7.04%          7.33%         7.45%         7.43%
Investment yield                                                     6.69%          6.75%          6.79%         6.58%         6.78%
Earning asset yield                                                  6.76%          6.93%          7.11%         7.08%         7.15%
Interest bearing deposits rate                                       1.92%          2.07%          2.24%         2.48%         2.63%
Borrowed funds rate - FHLB & other                                   4.12%          3.89%          3.83%         3.88%         4.03%
Borrowed funds rate - Trust preferred                                7.02%          7.17%          7.31%         7.38%         7.36%
Cost of all interest bearing funds                                   2.38%          2.50%          2.66%         2.87%         3.01%
Cost of funds (includes DDA)                                         2.02%          2.12%          2.27%         2.46%         2.58%
Cost of funds / earning assets                                       2.01%          2.13%          2.28%         2.47%         2.61%
Net interest margin (FTE)                                            4.75%          4.80%          4.83%         4.61%         4.54%
Average Balances for Period
Loans                                                          $1,834,610    $ 1,807,889     $1,797,678    $1,763,855    $1,742,110
Investments (excluding market value adjustment)                 1,126,151      1,189,466      1,254,285     1,302,928     1,296,787
  Earning assets                                                2,960,761      2,997,355      3,051,963     3,066,783     3,038,897
Total assets                                                    3,356,400      3,388,435      3,445,620     3,438,076     3,390,665
Deposits-IPC                                                    2,362,058      2,352,546      2,377,402     2,388,182     2,353,187
Deposits-public funds                                             167,516        184,457        161,443       154,051       192,114
  Total deposits                                                2,529,574      2,537,003      2,538,845     2,542,233     2,545,301
FHLB borrowings & other borrowings                                347,954        388,783        446,535       468,841       449,542
Trust preferred                                                    76,896         77,193         77,368        77,354        77,498
  Total borrowings                                                424,850        465,976        523,903       546,195       527,040
Total shareholders' equity                                     $  342,830    $   329,503     $  320,979    $  301,148    $  281,436

(1) Excludes intangible amortization, acquisition expenses, securities gain/loss, and debt extinguishment

Community Bank System, Inc.
Summary of Financial Data
(Dollars in thousands, except per share data)

                                                               2003                               2002
                                                       2nd Qtr       1st Qtr       4th Qtr       3rd Qtr      2nd Qtr
                                                       -------       -------       -------       -------      -------
Balances At Period End
Loans                                                $1,858,015    $1,820,686    $1,806,905    $1,779,440    $1,751,184
Investments (excluding market value adjustment)       1,081,241     1,154,188     1,219,254     1,284,695     1,281,724
  Earning assets                                      2,939,256     2,974,874     3,026,159     3,064,135     3,032,908
Loan loss allowance                                      27,417        27,350        26,331        24,080        23,883
Core deposit intangibles,net                             28,237        29,488        30,769        32,081        33,678
Goodwill, net                                           104,059       104,059       104,059       103,628       102,602
  Total intangible assets, net                          132,296       133,547       134,828       135,709       136,280
Market value adjustment                                  85,878        71,099        64,567        73,222        42,816
Total assets                                          3,356,261     3,374,840     3,434,204     3,468,592     3,408,893
Deposits                                              2,541,974     2,535,960     2,505,356     2,551,735     2,513,261
FHLB borrowings & other borrowings                      319,864       365,213       463,241       450,869       472,497
Trust preferred borrowings                               76,903        76,889        77,375        77,361        77,347
  Total borrowings                                      396,767       442,102       540,616       528,230       549,844
Total shareholders' equity                              351,819       336,984       325,038       324,161       298,529
Assets under management or administration            $1,577,584    $1,438,869    $1,363,631    $1,267,289    $1,370,346
Capital
Tier I leverage ratio                                      7.77%         7.44%         7.05%         6.87%         6.66%
Tangible equity / tangible assets                          6.81%         6.28%         5.77%         5.65%         4.96%
Accumulated other comprehensive income               $   52,438    $   43,414    $   38,551    $   43,728    $   25,546
Diluted weighted average common shares outstanding       13,346        13,244        13,167        13,172        13,194
Period end common shares outstanding                     13,019        13,017        12,979        12,963        12,959
Cash dividends declared per common share             $     0.29    $     0.29    $     0.29    $     0.29    $     0.27
Book value                                           $    27.02    $    25.89    $    25.04    $    25.01    $    23.04
Tangible book value                                  $    16.86    $    15.63    $    14.66    $    14.54    $    12.52
Common stock price (end of period)                   $    38.00    $    31.43    $    31.35    $    29.63    $    32.25
Total shareholder return - trailing 12 months              22.0%          8.1%         24.1%         11.8%         19.6%
Asset Quality
Nonperforming loans                                  $   15,135    $   15,841    $   11,644    $   12,217    $   11,170
Other real estate                                           943           700           704         1,033         1,671
Nonperforming assets                                     16,108        16,580        12,391        13,296        12,900
Net charge-offs                                      $    2,606    $    2,381    $    2,791    $    2,080    $    3,511
Loan loss allowance / loans outstanding                    1.48%         1.50%         1.46%         1.35%         1.36%
Nonperforming loans / loans outstanding                    0.81%         0.87%         0.64%         0.69%         0.64%
Loan loss allowance / nonperforming loans                   181%          173%          226%          197%          214%
Net charge-offs / average loans                            0.57%         0.53%         0.62%         0.47%         0.81%
Loan loss provision / net charge-offs                       103%          143%          181%          110%           96%
Nonperforming assets / loans outstanding + OREO            0.87%         0.91%         0.69%         0.75%         0.74%